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Lennar Corporation

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Lennar Corporation 700 Northwest 107th Avenue Miami, Florida 33172

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

February 27, 2014

Dear Stockholder:

It is my pleasure to invite you to attend Lennar Corporation’s 2014 Annual Meeting of Stockholders. The meeting will be held on Wednesday, April 9, 2014, at 11:00 a.m. local time at our corporate office, located at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172. At the meeting, you will be asked to:

1.	Elect nine directors to serve a one-year term expiring at the next Annual Meeting of Stockholders.

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2014.

3.	Approve, on an advisory basis, the compensation of our named executive officers.

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record as of the close of business on February 14, 2014 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on April 9, 2014.

Sincerely,

Mark Sustana

Secretary and General Counsel

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about February 27, 2014.

Lennar’s proxy statement and annual report are available online at www.proxyvote.com.

Page

QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS	1

I. PROPOSAL 1 — ELECTION OF DIRECTORS	5

II. CORPORATE GOVERNANCE	8

Meetings	8

Board Independence	8

Board Leadership Structure	8

Board Committees	9

Corporate Governance Guidelines	12

Compensation Committee Interlocks and Insider Participation	12

Code of Business Conduct and Ethics/Related Party Transaction Policy	12

Certain Relationships and Related Transactions	13

Risk Management	13

Director Compensation	14

III. COMPENSATION DISCUSSION AND ANALYSIS	18

IV. EXECUTIVE COMPENSATION	30

Executive Compensation Tables	30

Summary Compensation Table	30

Grants of Plan-Based Awards	32

Outstanding Equity Awards at Fiscal Year-End	34

Option Exercises and Stock Vested	35

Potential Payments Upon Termination or Change-in-Control	35

V. PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	37

VI. PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	41

VII. SECURITY OWNERSHIP	43

Security Ownership of Officers and Directors	43

Security Ownership of Principal Stockholders	44

VIII. OTHER MATTERS	47

Section 16(a) Beneficial Ownership Reporting Compliance	47

Stockholder Proposals for 2015 Annual Meeting	47

List of Stockholders Entitled to Vote at the Annual Meeting	47

Expenses Relating to this Proxy Solicitation	47

Communication with Lennar’s Board of Directors	47

Available Information	48

Electronic Delivery	48

Householding	49

i

Lennar Corporation 700 Northwest 107th Avenue Miami, Florida 33172

PROXY STATEMENT

Proxy Statement for Annual Meeting of Stockholders to be held on April 9, 2014

You are receiving this proxy statement because you own shares of our Class A common stock and/or Class B common stock that entitle you to vote at the 2014 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies from stockholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the 2014 Annual Meeting

We will hold the 2014 Annual Meeting on Wednesday, April 9, 2014, at 11:00 a.m. local time at our corporate offices located at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172.

Questions and Answers about Voting at the Annual Meeting and Related Matters

Q:	How many votes may I cast at the Annual Meeting?

A:	You may vote all of the shares of our Class A common stock and Class B common stock that you owned at the close of business on February 14, 2014, the record date. You may cast one vote for each share of our Class A common stock held by you on all matters presented at the meeting, and ten votes for each share of our Class B common stock held by you on all matters presented at the meeting. On the record date, we had 173,113,794 shares of our Class A common stock and 31,303,195 shares of our Class B common stock outstanding and entitled to be voted at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of stockholders present to conduct business at the Annual Meeting. A majority in voting power, and not less than one-third in number, of the shares of Class A common stock and Class B common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a stockholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with Lennar’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”

If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of the shares held by the nominee. The Notice of Internet Availability of Proxy Materials (“Notice”) has been forwarded to you by your nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote:

•	via Internet;
•	by telephone;
•	by mail, if you have received a paper copy of the proxy materials; or
•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online. You may also vote in person at the Annual Meeting.

If you are a beneficial stockholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by April 6, 2014. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as those shares in our 401(k) plan for which voting instructions are received.

Q:	What am I voting on?

A:	At the Annual Meeting you will be asked to vote on the following three proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation

1. To elect nine directors to serve a one-year term expiring at the 2015 Annual Meeting of Stockholders.	FOR all nominees

2. To ratify the appointment of Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for our fiscal year ending November 30, 2014.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

We will also consider other business that properly comes before the meeting in accordance with Delaware law and our By-Laws.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any business to be presented for action at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Stuart Miller, Bruce Gross and Mark Sustana, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Delaware law and our By-Laws.

Q:	How many votes are needed to elect the director nominees (Proposal 1)?

A:	Under our By-Laws, each director will be elected by a plurality of the votes cast with regard to that director by the holders of shares of our Class A common stock and Class B common stock, voting together as a single class.

Q:	How many votes are needed to approve the ratification of D&T (Proposal 2)?

A:	Under our By-Laws, a majority of the votes cast by the holders of shares of our Class A common stock and Class B common stock, voting together as a single class, is required to approve the ratification of D&T as our independent registered public accounting firm.

Q:	How are votes counted for the advisory proposal regarding Say on Pay (Proposal 3)?

A:	Proposal 3 is an advisory vote, which means that while we ask stockholders to approve resolutions regarding Say on Pay, it is not an action that requires stockholder approval. Consequently, our By-Law provisions regarding voting requirements do not apply to this proposal. We will report the results of the stockholder vote on this proposal based on the number of votes cast. If there are more votes cast “FOR” the Say on Pay proposal than votes cast “AGAINST,” we will consider the proposal approved.

Q:	What is the effect of the advisory vote on Proposal 3?

A:	Although the advisory vote on Proposal 3 is non-binding, our Board and the Compensation Committee will review the results of the vote and take it into account in making determinations concerning executive compensation.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” all of the directors nominees and “FOR” proposals 2 and 3. If other matters properly come before the Annual Meeting, Stuart Miller, Bruce Gross and Mark Sustana, or any of them, will have the authority to vote your shares on those matters at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those described in this proxy statement.

Q:	What if I am a beneficial stockholder and I do not give my nominee voting instructions?

A:	If you are a beneficial stockholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange (“NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

Election of Directors	No	None

Ratification of Auditors	Yes	Not Applicable

Say on Pay	No	None

Q:	What if I abstain on a proposal?

A:	If you sign and return your proxy marked “abstain” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial stockholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who can attend the Annual Meeting?

A:	Only stockholders and our invited guests can attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership, and a form of personal identification.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for stockholders of record.

Beneficial stockholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Q:	Where can I find voting results of the Annual Meeting?

A:	We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K we will file with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

Q:	Who should I call with other questions?

A:	If you have additional questions about this proxy statement or the Annual Meeting or would like additional copies of this proxy statement or our annual report, please contact: Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations, Telephone: (305) 485-2038.

I.	PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is responsible for overseeing the management of our business. We keep directors informed of our business at meetings and through reports and analyses presented to the Board of Directors and committees of the Board. Regular communications between the directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Specifically, from time to time the Board schedules calls with senior management to discuss the Company’s business strategies.

Under our By-Laws, directors are elected for a one-year term expiring at the next annual meeting of stockholders. Upon the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), our Board has nominated Mr. Irving Bolotin, Mr. Steven L. Gerard, Mr. Theron I. (“Tig”) Gilliam, Mr. Sherrill W. Hudson, Mr. R. Kirk Landon, Mr. Sidney Lapidus, Ms. Teri P. McClure, Mr. Stuart A. Miller and Mr. Jeffrey Sonnenfeld for re-election, each for a one-year term that will expire at the 2015 annual meeting of stockholders, and each has consented to serve if elected.

Mr. Landon has informed us of his decision that 2014 will be the last year that he will stand for re-election to our Board of Directors and that he will not stand for re-election to our Board of Directors at the 2015 annual meeting of stockholders as he will be retiring as a Board member. Mr. Landon has been a valuable member of our Board of Directors since 1999, and we appreciate his dedicated service and thoughtful guidance.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our stockholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.

Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

Irving Bolotin, 81, has served as a director of our Company since 1974. Mr. Bolotin is currently retired. From 1972 until his retirement in December 1998, Mr. Bolotin served as a Senior Vice President of our Company. Mr. Bolotin also serves on the Board of Directors of WPBT Channel 2.

Qualifications. The Board nominated Mr. Bolotin to serve as a director because of the extensive knowledge of homebuilding he obtained during the many years he was a member of our senior management.

Steven L. Gerard, 68, has served as a director of our Company since May 2000. Mr. Gerard currently serves as Chairman and Chief Executive Officer of CBIZ, Inc., a provider of professional business services to individuals and companies throughout the United States. Mr. Gerard previously served as a director and Chief Executive Officer of CBIZ, Inc. from October 2000 until he was elected Chairman. From July 1997 to October 2000, Mr. Gerard served as Chairman and Chief Executive Officer of Great Point Capital, Inc., an operations and financial consulting firm. From September 1992 to July 1997, Mr. Gerard served as Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc., and its successor, Ocean View Capital, Inc., a manufacturer of residential, commercial and industrial wire and cable products. Prior to that, Mr. Gerard spent sixteen years in various corporate finance and banking positions at Citibank, N.A. and spent seven years at the American Stock Exchange, last serving as Vice President of its Securities Division. Mr. Gerard also serves on the Board of Directors of Joy Global, Inc.

Qualifications. The Board nominated Mr. Gerard to serve as a director because of his experience as the chief executive officer and in other senior management positions of significant companies for many years.

Tig Gilliam, 49, has served as a director of our Company since June 2010. Mr. Gilliam has served as a Managing Director and Operating Partner of AEA Investors LP, a private equity firm, since November 2013. Mr. Gilliam was previously the Regional Head of North America and former member of the Executive Committee at Addeco Group SA, a human resources, temporary staffing and recruiting firm, from March 2007 until July 2012. From 2002 until he joined Addeco, Mr. Gilliam was with International Business Machines (“IBM”), serving, among other things, as the Global Supply Chain Management Leader for IBM Global Business Services. Mr. Gilliam was a partner with PricewaterhouseCoopers Consulting until it was acquired by IBM in October 2002.

Qualifications. The Board nominated Mr. Gilliam to serve as a director because of his expertise in matters related to supply chain management and human resources.

Sherrill W. Hudson, 71, has served as a director of our Company since January 2008. Mr. Hudson has served as the Chairman of TECO Energy, Inc., an energy-related holding company, since January 2013. Previously, Mr. Hudson was Executive Chairman of TECO Energy from August 2010 to December 2012, and Chief Executive Officer of TECO Energy from 2004 until August 2010. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants. Mr. Hudson also serves on the Boards of Directors of Publix Supermarkets, Inc. and United Insurance Holdings Corp.

Qualifications. The Board nominated Mr. Hudson to serve as a director because of his extensive knowledge of accounting and his management experience.

R. Kirk Landon, 84, has served as a director of our Company since January 1999. Since 1996, Mr. Landon has served as the President of The Kirk Foundation and President of The Kirk A. and Dorothy P. Landon Foundation. From 2001 to 2007, Mr. Landon served as Chairman of Orange Clothing Company, a clothing manufacturing company. From 1993 until 2006, Mr. Landon served as Chairman of Innovative Surveillance Technology, a provider of surveillance equipment. From 1977 to 1995 he served as president, and then chief executive officer, of American Bankers Insurance Company of Florida and American Bankers Life Assurance Company of Florida. From 1991 to 1998, he served as Chairman and a Director of the Federal Reserve Bank of Atlanta (Miami branch). From 1983 until 2004, Mr. Landon served on the Board of Trustees of Barry University and, from 2005 to 2010, he served on the Board of Trustees of Florida International University.

Qualifications. The Board nominated Mr. Landon to serve as a director because of his background in insurance and bank regulatory matters.

Sidney Lapidus, 76, has served as a director of our Company since April 1997. Mr. Lapidus is a retired partner of Warburg Pincus LLC, a private equity investment firm, where he was employed from 1967 until his retirement in 2007. Mr. Lapidus also serves on the Board of Directors of Knoll, Inc., as well as a number of non-profit organizations.

Qualifications. The Board nominated Mr. Lapidus to serve as a director because of the extensive knowledge of business enterprises (including homebuilding companies) and corporate governance he gained as a partner in a private equity investment firm and as a director of a number of publicly and privately owned companies.

Teri P. McClure, 50, has served as a director of our Company since June 2013. Ms. McClure is currently Chief Legal, Communications and Compliance Officer of UPS. She has served as Senior Vice President, General Counsel and Corporate Secretary of UPS since 2006. She also serves as a member of the 9 member Management Committee which is responsible for setting strategy, operating and profit plans for UPS. Ms. McClure joined UPS in 1995 and has served in various positions at the company including Vice President of the Corporate Legal Department where she was responsible for labor and employment matters as well as legal department technology and administration. Prior to joining UPS, Ms. McClure practiced with the Troutman Sanders law firm in Atlanta.

Qualifications. The Board nominated Ms. McClure to serve as a director because of her experience as a senior executive of a Fortune 500 company, her operational capabilities and her business experience.

Stuart A. Miller, 56, has served as a director of our Company since April 1990 and has served as our Chief Executive Officer since April 1997. Mr. Miller also served as President of our Company from April 1997 to April 2011. From 1997 until 2005, Mr. Miller served as the Chairman of the Board of LNR Property Corporation, a company that invests in commercial real estate and real estate-related securities, which was a wholly-owned subsidiary of ours until it was spun-off in October 1997. Mr. Miller serves on the Board of Trustees of the University of Miami.

Qualifications. The Board nominated Mr. Miller to serve as a director because he is our Chief Executive Officer and has extensive knowledge of our Company, its operations and its strategic plans.

Jeffrey Sonnenfeld, 59, has served as a director of our Company since September 2005. Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management for the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, and he has served as its President since that time. During the past five years, Mr. Sonnenfeld served on the Boards of Directors of Gevity HR, Inc. and TheStreet.com.

Qualifications. The Board nominated Mr. Sonnenfeld to serve as a director because of his business acumen and experience, as well as his exceptional work in the areas of corporate governance and leadership development as President of the Chief Executive Leadership Institute of Yale University.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” all the director nominees.

II.	CORPORATE GOVERNANCE

Meetings

Our Board of Directors normally meets quarterly, but holds additional meetings as required. Under our Corporate Governance Guidelines, each director is required to attend substantially all meetings of the Board. During fiscal 2013, the Board of Directors met 6 times. Each director attended at least 75% of (1) the total number of meetings of the Board of Directors held while that director was serving on our Board, and (2) the total number of meetings of each committee of the Board on which the director was serving. It is our policy to encourage directors and nominees for director to attend the annual meeting of stockholders. All members of our Board attended Lennar’s 2013 annual meeting of Stockholders.

Board Independence

Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. In January 2014, our Board of Directors undertook its review of director independence. Based on this review, our Board of Directors has determined that each of Mr. Bolotin, Mr. Gerard, Mr. Gilliam, Mr. Hudson, Mr. Landon, Mr. Lapidus, Ms. McClure and Mr. Sonnenfeld is “independent” under the NYSE corporate governance listing standards and the Director Qualification Standards set forth in our Corporate Governance Guidelines, which are consistent with the NYSE standards. After considering any relevant transactions or relationships between each director, or any of his or her family members, and the Company, our senior management or our independent registered public accounting firm, the Board of Directors has affirmatively determined that none of the independent directors has a material relationship with us (either directly, or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us), other than as a member of our Board of Directors.

Mr. Lapidus serves as our Lead Director. In this capacity, Mr. Lapidus presides over Board meetings and presides at all meetings of our independent directors. In connection with our regularly scheduled Board meetings, our independent directors regularly meet in executive sessions that exclude our non-independent director and management. Mr. Lapidus presides over these executive sessions.

Board Leadership Structure

We have a Lead Director who presides over Board meetings and presides at all meetings of our independent directors. Our Board believes that arrangement works well for us, because all but one of our directors (our Chief Executive Officer) are independent, and our Lead Director can cause the independent directors to meet at any time. Therefore, the Lead Director can at any time bring to the attention of a majority of the directors any matters he thinks should be addressed by the Board and the independent directors can, if they wish, cause the entire Board to meet in order to address matters. In addition, the Lead Director does not have any functions that might impair, or appear to impair, his independence.

The Lead Director’s duties, which are listed in our By-Laws, include:

•	Presiding at all meetings of the independent directors;
•	Presiding over, and being responsible for the agenda at, all meetings of the Board of Directors, if there is no Chairman of the Board, and, at the request of the Board of Directors, presiding over meetings of stockholders;
•	Conveying recommendations of the independent directors to the Board of Directors; and
•	Serving as a liaison between the Board and management.

Board Committees

The Board has five standing Committees: the Audit Committee, the Compensation Committee, the NCG Committee, the Independent Directors Committee and the Executive Committee. A summary of the current composition of each Committee and its responsibilities is set forth below.

Name	Audit	Compensation	Nominating and Corporate Governance	Independent Directors	Executive
Irving Bolotin	Member	—	Member	Member	—
Steven L. Gerard	Member	Chair	—	Member	—
Tig Gilliam	—	Member	Member	Member	—
Sherrill W. Hudson	Chair	Member	—	Member	—
R. Kirk Landon	Member	Member	—	Member	—
Sidney Lapidus(1).	—	—	—	Chair	Member
Teri P. McClure	—	Member	Member	Member	—
Stuart Miller.	—	—	—	—	Member
Jeffrey Sonnenfeld	—	—	Chair	Member	—

(1)	Lead Director of the Board

Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the NCG Committee setting forth the responsibilities of the Committees can be found under the Investor Relations-Corporate Governance section of our website at www.lennar.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department. We periodically review and revise the Committee charters. The Board most recently adopted a revised Audit Committee Charter, Compensation Committee Charter and NCG Committee Charter on June 25, 2013.

Audit Committee

Number of Meetings in fiscal 2013: 9

Responsibilities. The Audit Committee is responsible for selecting our independent auditors and overseeing the engagement of our independent auditors; pre-approving all audit and non-audit services provided to us by our independent auditors; reviewing our internal control environment, systems and performance; and overseeing the integrity of our financial statements, and our compliance with legal and regulatory requirements. The Audit Committee also discusses and reviews our policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes. The Audit Committee Chairman reports on Audit Committee actions and recommendations at Board of Directors meetings.

Independence and Financial Expertise. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under the NYSE’s corporate governance listing standards and the enhanced independence standards for audit committee members required by the SEC, and each member is financially literate, knowledgeable and qualified to review financial statements. In addition, the Board of Directors has determined that each of Mr. Gerard and Mr. Hudson meets the requirements of an audit committee financial expert under SEC rules.

Compensation Committee

Number of Meetings in fiscal 2013: 5

Responsibilities. The Compensation Committee is responsible for (i) designing and implementing our executive compensation philosophy, policies and plans, (ii) establishing salaries, targets and performance goals for annual incentive awards, terms of equity awards and other forms of compensation for our Chief Executive

Officer, each of our senior executives and our directors and (iii) administering our equity programs, including awards under our 2007 Equity Incentive Plan, as amended (the “2007 Equity Plan”). The Compensation Committee also reviews the results of the annual advisory stockholder vote on executive compensation and considers whether to recommend adjustments to the Company’s executive compensation policies and plans as a result of such votes. The Compensation Committee Chairman reports on Compensation Committee actions and recommendations at Board of Director meetings.

Independence. The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements under the NYSE’s corporate governance listing standards, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and meets the independence standards for Compensation Committee members established by the SEC.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. In some previous years, the Compensation Committee engaged F.W. Cook & Co., Inc. (“FW Cook”), an independent management compensation consulting firm. However, the Compensation Committee did not engage the services of outside experts during fiscal 2013. FW Cook has not performed any services for us other than their services to the Compensation Committee. Although the Compensation Committee did not retain FW Cook during fiscal 2013, the Compensation Committee considered the work previously performed by FW Cook and determined that no conflicts of interest were raised and that FW Cook was independent from management.

Role of Management and Delegation of Authority. As more fully discussed under “Compensation Discussion and Analysis — Management’s Role in the Compensation-Setting Process,” our CEO and President provide the Compensation Committee with (1) evaluations of each named executive officer, including themselves, (2) recommendations regarding base salary levels for the upcoming year for each named executive officer, other than themselves, (3) an evaluation of the extent to which each named executive officer met his annual incentive plan target, and (4) recommendations regarding the aggregate total long-term incentive value that each named executive officer should receive. Our CEO and President typically attend all regularly-scheduled Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items, and are generally excused from the meetings as appropriate, including for discussions regarding their own compensation.

Under the 2007 Equity Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to awards under that Plan to management (excluding awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, awards made to individuals covered by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and awards issued to any person delegated authority by the Compensation Committee). Under the Lennar Corporation 2012 Incentive Compensation Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to bonuses under the plan to management (excluding bonuses intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code).

Nominating and Corporate Governance Committee

Number of Meetings in fiscal 2013: 5

Responsibilities. The NCG Committee is responsible for (i) soliciting, considering, recommending and nominating candidates to serve on the Board under criteria adopted by it from time to time; (ii) advising the Board with respect to Board composition and the Committees; (iii) reviewing and recommending changes to our Corporate Governance Guidelines; (iv) overseeing periodic evaluations of the Board and the Committees; and (v) reviewing and reporting to the Board on a periodic basis with regard to matters of corporate governance. The NCG Committee Chairman reports on NCG Committee actions and recommendations at Board of Director meetings.

Independence. The Board of Directors has determined that each member of the NCG Committee meets the independence requirements under the NYSE’s corporate governance listing standards.

Consideration of Director Nominees. The NCG Committee considers possible candidates for nominees for directors from many sources, including management and stockholders. The NCG Committee evaluates the suitability of potential candidates nominated by stockholders in the same manner as other candidates recommended to the NCG Committee. The NCG Committee and the Board of Directors have determined that a director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals;
•	A history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;
•	Time availability for in-person participation and to be present at annual meetings of stockholders;
•	Willingness to demand that the Company’s officers and employees insist upon honest and ethical conduct throughout the Company;
•	Knowledge of, and experience with regard to at least some of: (i) real estate properties, loans and securities, including any lending and financing activities related thereto; (ii) public company regulations imposed by the SEC and the NYSE, amongst others; (iii) portfolio and risk management; (iv) the major geographic locations within which the Company operates; (v) sound business practices and (vi) accounting and financial reporting; and
•	If applicable, ability to satisfy the criteria for independence established by the SEC and the NYSE, as they may be amended from time to time.

While our NCG Committee believes diversity as to race, gender and ethnicity is beneficial to the Board of Directors, and takes that into account in considering potential Board members, the NCG Committee does not have a formal policy regarding Board diversity.

The NCG Committee will consider candidates recommended by stockholders. If a stockholder wishes to recommend a nominee for director, the stockholder should mail a recommendation to the Company containing the following information:

•	The recommending stockholder’s name and contact information;
•	The candidate’s name and contact information;
•	A brief description of the candidate’s background and qualifications;
•	The reasons why the recommending stockholder believes the candidate would be well suited for the Board;
•	A written statement by the candidate that the candidate is willing and able to serve on the Board;
•	A written statement by the recommending stockholder that the candidate meets the criteria established by the Board; and
•	A brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a stockholder, the NCG Committee will consider, among other things, the appropriateness of adding another director to the Board and the candidate’s background and qualifications. The NCG Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate. The NCG Committee will not determine whether to recommend that the Board nominate a candidate until the NCG Committee completes what it believes to be a reasonable investigation, even if that causes its recommendation to be delayed until after it is too late for the candidate to be nominated for election at a particular meeting of stockholders. When the NCG Committee determines not to recommend that the Board nominate a candidate recommended by a stockholder, or the Board determines to nominate or not to nominate a candidate, the NCG Committee will notify the recommending stockholder and the candidate of the determination. A stockholder who wishes to recommend a director candidate for consideration by the NCG Committee should submit such recommendation in writing to the NCG Committee at the address set forth on page 47 under “Communication with Lennar’s Board of Directors.”

Independent Directors Committee

Our By-Laws provide that all Directors who are independent directors will meet from time to time, and in any event at least once each fiscal year, to consider at their meetings, and make recommendations to the Board of Directors or committees of the Board regarding, anything directly or indirectly related to the Corporation or its subsidiaries. Our independent Directors regularly meet in executive sessions that exclude our non-independent Director and management. Each independent director on the Board is also a member of our Independent Directors Committee. Pursuant to the charter of the Independent Directors Committee, the committee meets upon request by the Board to review or investigate matters referred or delegated to it by the Board and, to the extent appropriate, make recommendations to the Board with respect to those matters. Mr. Lapidus, our Lead Director, serves as Chairperson of the Independent Directors Committee. The Independent Directors Committee met once during fiscal 2013.

Executive Committee

Pursuant to our By-Laws, our Board of Directors has established an Executive Committee which has the authority to act on behalf of the Board of Directors, except as that power is limited by the corporate laws of the State of Delaware, where our company is incorporated, and or as our Board of Directors has otherwise provided. The Executive Committee took action by unanimous written consent 4 times during fiscal 2013.

Corporate Governance Guidelines

Our Corporate Governance Guidelines describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director qualifications, director responsibilities, management succession, director compensation and the annual performance evaluation of the Board. Our Corporate Governance Guidelines are available to view at our website, www.lennar.com, under the Investor Relations-Corporate Governance section.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended November 30, 2013, Messrs. Gerard, Gilliam, Hudson and Landon and Ms. McClure served as members of the Compensation Committee, and none of these directors was, during 2013, an officer or employee of Lennar, or was formerly an officer of Lennar. There were no transactions during the 2013 fiscal year between us and any of the directors who served as members of the Compensation Committee for any part of the 2013 fiscal year that would require disclosure by Lennar under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Code of Business Conduct and Ethics/Related Party Transaction Policy

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all our directors, officers and employees. Its purpose is to promote our commitment to standards for ethical business practices. The Code provides that it is our policy that our business be conducted with the highest level of integrity. Our reputation for integrity is one of our most valuable assets, and each director, officer and employee is expected to contribute to the care and preservation of that asset. Our Code addresses a number of issues, including conflicts of interest, corporate opportunities, fair dealing, confidential information and insider trading and tipping.

Pursuant to our Audit Committee Charter, all related person transactions as defined by SEC rules must be approved by our Audit Committee. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which Lennar or its subsidiary is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of Lennar’s common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

Certain Relationships and Related Transactions

Since December 1, 2012, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A common stock or Class B common stock or any immediate family member of such persons that were required to be reported pursuant to Item 404(a) of SEC Regulation S-K.

In August 2005, Stuart Miller, our Chief Executive Officer, entered into a Time-Sharing Agreement with one of our subsidiaries which provides that Mr. Miller can sub-lease an aircraft leased by that subsidiary for non-business purposes. Under that Agreement, Mr. Miller pays the subsidiary, out of a prepayment fund established in connection with the agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. The subsidiary retains sole discretion to determine what flights may be scheduled by Mr. Miller, and under the Agreement the Company’s prior planned use of the aircraft takes precedence over Mr. Miller’s non-business use. Mr. Miller paid our subsidiary $317,000 under the agreement for his use of the aircraft during fiscal 2013 (the cost reimbursed by Mr. Miller was calculated in accordance with Federal Aviation Administration regulations). In addition to reimbursing the Company for his personal use of the aircraft, in December 2008, Mr. Miller entered into an Amended and Restated Aircraft Dry Lease Agreement with us and one of our subsidiaries that, under Federal Aviation Administration rules, permits Mr. Miller, at his option, to pay on behalf of the Company the full cost of all use and ownership of the aircraft, including business use. Federal Aviation Administration rules did not permit Mr. Miller to reimburse the Company for business use of the aircraft under his 2005 Aircraft Time-Sharing Agreement. Our independent directors approved the Amended and Restated Agreement. There were no reimbursements in fiscal 2013.

In January 2011, Rick Beckwitt, our President, entered into a Time-Sharing Agreement with one of our subsidiaries which provides that Mr. Beckwitt can sub-lease a second aircraft leased by that subsidiary for non-business purposes. The terms of that Time-Sharing Agreement are essentially the same as those in the Time-Sharing Agreement between the subsidiary and Mr. Miller. Mr.  Beckwitt paid our subsidiary $40,000 under the agreement for his use of the aircraft during fiscal 2013.

Risk Management

Board Role in Management of Risk

Our Board is actively involved in the oversight and management of risks that could affect Lennar. Management, in consultation with the Board, identifies areas of risk that particularly affect us and assigns senior members of our management to report to the Board on each of those areas of risk on a rotating basis at the regularly scheduled quarterly Board meetings. The areas of risk reported to the Board change from time to time based on business conditions, advice of outside advisors, and review of risks identified by our competitors in their public filings. Currently, the risk areas reported on to our Board on a regular basis relate to joint ventures, housing inventory and land supply, construction costs and homebuilding overhead, multifamily, construction quality and warranty, financial services, associate retention and human resources, legal, natural disasters, taxation, Rialto business and Rialto operating and reporting.

Our Board of Directors also asks for and receives reports on other risks that affect the Company after review of business presentations made during regular Board reviews. In addition, one of the responsibilities of the Audit Committee of our Board is to discuss and review policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes.

Compensation Related Risks

In early 2014, as part of our risk management process, we conducted a comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive employee compensation. In evaluating our compensation components, we took into consideration the following risk-limiting characteristics:

•	All significant land acquisitions, debt incurrences and joint venture relationships that contribute to the consideration of compensation are reviewed, and must be approved, by our senior corporate management.
•	The payment of cash bonuses to our senior executives and other members of our senior management are based upon achievement of performance goals. While a potentially substantial amount of the compensation of our CEO, President and Chief Operating Officer (“COO”) is tied to short term Company performance, it is balanced by the compensation of our Chief Financial Officer (“CFO”) and General Counsel whose bonus target is based on, among other factors, the performance of the Company in its adherence to corporate governance, policies and procedures and the results of an annual internal audit evaluation.
•	While incentive compensation for our senior management in our Rialto segment consists of a percentage of the profits for that year, all significant investment decisions regarding the Rialto segment or assets it manages must be approved by our senior corporate management.
•	A high percentage of our overall pay mix is equity based, which incentivizes efforts to generate long-term appreciation of stockholder value.
•	Equity awards to our executive officers vest over a three-year period, which mitigates against taking short-term risks.
•	We have effective monitoring by internal auditors.
•	Our Stock Ownership Guidelines require executive officers to hold any vested restricted stock until the aggregate amount of their stock ownership exceeds a multiple of their annual base salary.

Director Compensation

General. The Board maintains a compensation program for the non-employee directors of the Board. For 2013 and 2014, the Board compensation program is comprised of the following types and levels of compensation:

Annual Equity Grant. At each annual meeting, non-employee directors receive a grant of 2,000 shares of our Class A common stock. Directors are permitted to sell 50% of that stock at any time but are required to hold the remaining 50% of the stock until the second anniversary of the date of grant. In addition, each non-employee director receives options to purchase 2,500 shares of our Class A common stock at an exercise price equal to the fair value of our Class A common stock on that date. These options become exercisable six months after the grant date and expire on the third anniversary of the grant. Pursuant to this policy, on April 10, 2013, each non-employee director of the Board was granted 2,000 shares of Class A common stock, 50% of which may not be transferred until the second anniversary of the date of grant. In addition, each non-employee director was granted stock options to purchase 2,500 shares of Class A common stock with an exercise price of $39.51 per share, the closing price of the Class A common stock on April 10, 2013, and which are exercisable six months after the grant date and expire on the third anniversary of the grant.

On June 24, 2013, Teri McClure was appointed as a non-employee director and received a grant of 2,000 shares of Class A common stock, 50% of which may not be transferred until the second anniversary of the date of grant. Ms. McClure also received stock options to purchase 2,500 shares of Class A common stock with an exercise price of $34.99 per share, the closing price of the Class A common stock on June 24, 2013, and which are exercisable six months after the grant date and expire on the third anniversary of the grant.

Retainer and Committee Fees Paid in Cash. Each non-employee director is entitled to receive an annual retainer of $90,000 per year, payable on a quarterly basis, 50% in cash and 50% in shares of our Class A common stock. Those who serve on our Audit Committee are paid a retainer of $25,000 (or $30,000 for the committee Chairman); those who serve on our Compensation Committee are paid a retainer of $15,000 (or $20,000 for the committee Chairman); and those who serve on our NCG Committee are paid a retainer of $10,000 (or $15,000 for the committee Chairman). Committee retainers are paid quarterly in cash. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors and/or committee meeting. Our Lead Director receives an additional $75,000 per year for his services in that capacity, paid quarterly in cash. Directors who are employees do not receive any additional compensation for their services as a director.

Compensation Deferral. A director may elect to defer payment of both the cash and stock portion of the annual and committee retainers until he or she no longer serves as a director of our Company. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred retainers is credited to the director’s deferred compensation account each quarter. Amounts equal to the dividends that would have been paid if the phantom shares had actually been outstanding are also credited to the directors’ accounts and treated as though they were used to purchase additional shares of Class A common stock. Upon termination of a director’s deferred compensation account, the director will receive cash equal to the value at the time of termination of the number of phantom shares of Class A common stock credited to the director’s account. For fiscal 2013, each of Messrs. Gerard, Gilliam, Hudson, Landon, Lapidus, and Sonnenfeld had elected to defer payment of both the cash and stock portions of their fees. During fiscal 2013, Ms. McClure elected to defer her retainers, which deferral will be effective beginning in fiscal 2014. The table below sets forth the aggregate amount of phantom shares of Class A common stock and Class B common stock held by each director in their respective deferred compensation accounts at November 30, 2013:

	Aggregate Number of Shares of Phantom Stock Held in Deferred Compensation Account at November 30, 2013
Name	Class A	Class B
Irving Bolotin	-	-
Steven L. Gerard	42,348	388
Tig Gilliam	11,077	-
Sherrill W. Hudson	31,866	-
R. Kirk Landon	47,294	698
Sidney Lapidus	25,513	-
Teri P. McClure	-	-
Jeffrey Sonnenfeld	28,241	-

The following table sets forth information regarding the compensation of our non-employee directors for fiscal 2013. Mr. Miller, our Chief Executive Officer, is omitted from the table as he does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Irving Bolotin	80,000	122,803	16,675	-	219,478
Steven L. Gerard	90,000	124,020	16,675	6,170	236,865
Tig Gilliam	70,000	124,020	16,675	1,497	212,192
Sherrill W. Hudson	90,000	124,020	16,675	4,652	235,347
R. Kirk Landon	85,000	124,020	16,675	6,943	232,638
Sidney Lapidus	120,000	124,020	16,675	3,628	264,323
Teri P. McClure	28,750	91,356	15,125	-	135,231
Jeffrey Sonnenfeld	60,000	124,020	16,675	4,113	204,808

(1)	Each of Messrs. Gerard, Gilliam, Hudson, Landon, Lapidus and Sonnenfeld decided to defer 100% of both the cash and stock portion of their annual and committee retainers until the member ceases to be a director or to have any other relationship to the Company (such as a consulting arrangement) or the member’s death. Pursuant to the terms of our Outside Directors Compensation Program, these amounts were credited in the form of phantom shares of Class A common stock to such director’s deferred compensation account. The table below sets forth the cash portion of the deferred fees and the phantom shares credited to each participating directors’ account for fiscal 2013.

Name	Deferred Cash Fees ($)	Deferred Stock Awards ($)	Phantom Shares Credited to Account
Steven L. Gerard	90,000	45,000	3,560
Tig Gilliam	70,000	45,000	3,032
Sherrill W. Hudson	90,000	45,000	3,560
R. Kirk Landon	85,000	45,000	3,427
Sidney Lapidus	120,000	45,000	4,352
Jeffrey Sonnenfeld	60,000	45,000	2,768

(2)	Amount reflects (i) 50% of the annual retainer fee, or $45,000, payable in shares of Class A common stock and (ii) the fair market value of 2,000 shares of Class A common stock granted as part of the annual equity grant. The annual equity grant award was made on April 10, 2013 to each of Messrs. Bolotin, Gerard, Gilliam, Hudson, Landon, Lapidus and Sonnenfeld and had a grant date fair value of $39.51 per share and on June 24, 2013 to Ms. McClure and had a grant date fair value of $34.99 per share. These shares were fully vested upon issuance, but 50% of the shares are subject to a two-year minimum holding period from the date of issuance. As set forth above, each of Messrs. Gerard, Gilliam, Hudson, Landon, Lapidus and Sonnenfeld decided to defer receipt of the stock portion of his annual retainer fee.

(3)	Grants of stock options to purchase 2,500 shares of our Class A common stock were made to each director on April 10, 2013, and, in the case of Ms. McClure, June 24, 2013, in connection with the annual grant discussed above. The grant date fair value of these stock options was $6.67 and $6.05 per share, respectively, computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2013 stock option grant, refer to Note 14 in our financial statements for the year ended November 30, 2013, which is included in our Annual Report on Form 10-K filed with the SEC. The table below sets forth the aggregate number of unexercised stock options for Class A common stock held at November 30, 2013 by each of our non-employee directors.

Name	Aggregate Number of Unexercised Stock Options Held at November 30, 2013
Irving Bolotin	7,500
Steven L. Gerard	7,500
Tig Gilliam	7,500
Sherrill W. Hudson	5,000
R. Kirk Landon	7,500
Sidney Lapidus	7,500
Teri P. McClure	2,500
Jeffrey Sonnenfeld	7,500

(4)	Amounts reflect dividends payable on phantom shares held in the director’s deferred compensation account. These deferred dividends are credited to the director’s deferred compensation account in the form of additional phantom shares, calculated at the fair market value of a share of our Class A common stock on the record date. The table below sets forth the phantom shares credited to each participating directors’ account from deferred dividends for fiscal 2013.

Name	Dividends Deferred ($)	Phantom Shares Credited to Account from Deferred Dividends
Steven L. Gerard	6,170	164
Tig Gilliam	1,497	41
Sherrill W. Hudson	4,652	124
R. Kirk Landon	6,943	185
Sidney Lapidus	3,628	96
Jeffrey Sonnenfeld	4,113	110

III.	COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy, policies and plans and their objectives, our compensation-setting process, and the 2013 compensation of our named executive officers, or NEOs. In addition, we explain why we believe that our executive compensation plan is in the best interests of you, our stockholders.

For fiscal 2013, our named executive officers were:

Stuart A. Miller	Chief Executive Officer
Rick Beckwitt	President
Jonathan M. Jaffe	Vice President and Chief Operating Officer
Bruce E. Gross	Vice President and Chief Financial Officer
Mark Sustana	Secretary and General Counsel

As discussed in Proposal 3 on page 41, we are conducting a Say on Pay vote that requests your approval, on an advisory basis, of the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” In connection with that vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to the strong financial performance that Lennar has provided to stockholders.

Executive Summary

We Tie Our Executives’ Compensation to Performance. We believe that one of the best methods for aligning the interests of our executives with those of our stockholders is to tie a significant portion of their compensation to our financial and operational performance. With respect to our three named executive officers whose responsibilities are to grow our business, our CEO, President and COO, this translates into:

•	Approximately 93% of our CEO’s and President’s, and 92% of our COO’s, total direct compensation for fiscal 2013 was variable and tied directly to the financial performance of the Company;
•	Annual incentive awards of our CEO, President and COO are a percentage of pretax income – the metric that we believe most directly translates into stockholder value; and
•	Equity awards are earned only if the Company accomplishes financial and operational metrics which we believe contribute to long-term growth and, upon being earned, are subject to an additional three-year proportionate vesting term.

With respect to our other two named executive officers, our CFO and our General Counsel, whose principal responsibilities are the establishment and maintenance of strong internal controls and corporate and regulatory compliance, we base their bonus on their individual performance, the performance of the Company in its adherence to corporate governance, policies and procedures, the results of an annual internal audit evaluation and, in the case of our CFO, the pretax income of our Financial Services segment. The amount of award that is then earned is based on the Company’s financial performance, measured against our pretax income. Equity awards are service-based and vest over three years. As a result, 79% of our CFO’s total direct compensation and 74% of our General Counsel’s total direct compensation for 2013 was performance-based or equity-based.

We Maintain Strong Executive Compensation Policies. We maintain strong executive compensation policies to further align our executives’ interests with those of our stockholders. Specifically, we have:

•	Stock ownership guidelines. We have a minimum stock ownership requirement for all of our executive officers. All of the NEO’s significantly exceed such minimum stock ownership requirement.
•	No employment agreements. We do not have employment agreements, severance agreements, or change of control agreements with any of our executive officers and, commencing in December 2011, all equity grants are subject to a double trigger to accelerate vesting in connection with a change of control.

2013 Compensation Reflects Exceptional 2013 Company Performance. During fiscal 2013, we achieved exceptional financial and operational performance, including:

•	Net earnings of $479.7 million, or $2.15 per diluted share, which includes a $177.0 million tax provision, compared to $679.1 million in fiscal 2012, or $3.11 per diluted share, which includes a $435.2 million tax benefit
•	Revenues of $5.9 billion – up 45%
•	Deliveries of 18,290 homes – up 33%
•	New orders of 19,043 homes – up 21%

Revenues from home sales increased 52% in the year ended November 30, 2013 to $5.3 billion from the same period in 2012, and gross margins on home sales increased 24.9% to $1.3 billion in the year ended November 30, 2013 compared to the same period in 2012. Our Financial Services segment produced $85.8 million of operating earnings, notwithstanding a significant slowdown in the refinance business. In addition, our Rialto segment generated $19.9 million of operating earnings, benefiting from the successful launch of our new mortgage origination and securitization business. Our Rialto segment also closed on a second real estate investment fund, with $1.3 billion raised, and successfully issued its own senior notes without a guarantee from Lennar. Our Multifamily rental business, which is a new segment, has continued to grow with 11 communities under construction, one completed, fully-leased community and, at the end of fiscal 2013, a pipeline of future projects totaling $3.7 billion in assets across a number of states that will be developed by unconsolidated entities. Finally, our FivePoint Communities is well positioned, managing the entitlement and development of some of the most desirable real estate assets in Southern and Northern California.

Compensation Setting Process

We designed our executive compensation to:

•	attract, motivate and retain highly qualified and experienced executives;
•	recognize valuable individual performance and motivate executives to maximize the Company’s short-term and long-term performance;
•	maintain flexibility to ensure that awards are competitive within our peer group of homebuilders and Fortune 500 companies;
•	align the interests of our executives with those of our stockholders; and
•	promote adherence to corporate governance, and company policies and values.

Role of the Compensation Committee

Our Compensation Committee annually evaluates and approves the compensation for our CEO and our most senior executive officers, including all the named executive officers. Its determinations regarding the compensation of our executive officers take into account information about compensation being paid by other homebuilders or companies engaged in other activities of the type in which we are engaged, as well as recommendations by our CEO (except regarding himself) and other members of our senior management, and any other factors the Compensation Committee believes to be applicable.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to engage compensation consultants. In some previous years, the Compensation Committee engaged F.W. Cook & Co., Inc., an independent management compensation consulting firm. However, the Compensation Committee did not engage the services of outside experts during fiscal 2013. Our senior management did not use the services of compensation consultants during fiscal 2013.

Role of Management

Our CEO and President develop written background and supporting materials for review at Compensation Committee meetings, attend Compensation Committee meetings at the Committee’s request, and provide information regarding, and make recommendations about, designs for and, if warranted, changes to our executive compensation programs. Our CEO and President provide reviews of each executive officer’s performance and recommend compensation actions for executive officers other than themselves.

Use of Compensation Survey Data

We use compensation data regarding what we view as our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are reasonable in comparison to the compensation paid by our peer group and the value of particular executives to Lennar. In connection with setting fiscal 2013 compensation, the Compensation Committee reviewed summaries of information disclosed in public filings by the following publicly traded homebuilders that the Compensation Committee views as our peer group (“Peer Group”), based on revenue and home closings:

• Beazer Homes USA, Inc.	• Meritage Homes Corp.
• D.R. Horton, Inc.	• NVR, Inc.
• Hovnanian Enterprises	• Pulte Homes, Inc.
• KB Home	• Standard Pacific Corp.
• Toll Brothers, Inc.	• M.D.C. Holdings, Inc.
• The Ryland Group, Inc.

In addition, the Compensation Committee reviewed information about compensation levels generally paid by Fortune 500 companies. The Compensation Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of the Peer Group companies, the Fortune 500 companies or any other peer group or survey. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation and long-term cash and equity based incentives to assist in determining whether proposed compensation programs are competitive, and then uses its experience and judgment to make final compensation decisions.

Consideration of Stockholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also considers the results of the prior-year’s stockholder advisory vote on our executive compensation to provide useful feedback regarding whether stockholders believe that the Compensation Committee is achieving its goal of designing an executive compensation program that promotes the best interests of the Company and its stockholders by providing its executives with the appropriate compensation and meaningful incentives. As part of its 2013 compensation setting process, the Compensation Committee reviewed the results of the 2013 stockholder advisory vote, including the fact that approximately 85% of the votes cast were voted in favor of our executive compensation. The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages for our named executive officers.

Compensation Plans

Our 2007 Equity Plan provides for the issuance of stock-based awards, such as options and restricted stock, to officers, directors, or employees of the Company and its subsidiaries, or individuals who provide significant services to the Company or its subsidiaries. The aggregate number of shares of Class A common stock or Class B common stock subject to awards that may be granted under the 2007 Equity Plan is 25,000,000 shares. Our 2012 Incentive Compensation Plan enables the Compensation Committee to establish performance goals for officers and other employees of the Company and its subsidiaries to determine bonuses which will be awarded on the basis of such performance goals.

Executive Compensation Components and 2013 Compensation Decisions

Our executive officers do not have employment agreements. This gives the Compensation Committee flexibility to change the components of our executive compensation program in order to remain market competitive and address economic conditions. Our executive compensation program currently has three components of total direct compensation: (1) base salary, (2) annual cash incentive awards, and (3) equity-based incentive awards.

Element	Description	Primary Objectives

Base Salary	Fixed cash payment	To attract and retain executives by offering salaries that are competitive with market opportunities and that recognize each executive’s position, role, responsibility and experience.

Annual Cash Incentive Award	Variable performance-based cash payment	To motivate and reward the achievement of annual financial performance.

Equity-Based Incentive Award	Performance-based restricted stock, with respect to our CEO, President and COO Service-based restricted stock, with respect to our CFO and General Counsel	To align executives’ interests with the interests of stockholders, motivate executives to maximize our long-term, as well as our short-term, performance and promote employee retention.

We do not have a formal policy relating to the allocation of total compensation among the various components. However, our Compensation Committee believes executives with more influence over our operating and financial performance should have a greater portion of their compensation dependent upon the achievement of the performance objectives. The Compensation Committee believes that those executives that are responsible for growth should have the largest portion of their compensation from (i) annual cash incentive awards that are directly based our financial performance, without a cap to motivate annual profitability and (ii) equity-based awards whose value is based on the long-term appreciation of our stock price. By comparison, those named executive officers whose responsibilities are the establishment and maintenance of strong internal controls and corporate and regulatory compliance should have a larger percentage of their direct compensation from their base salary and from annual incentive awards based on, among other factors, the performance of the Company in its adherence to corporate governance, policies and procedures and the results of an internal audit evaluation to avoid undue risk taking.

The table below sets forth, for each NEO, the percentage of his 2013 total direct compensation that comes from (1) base salary, (2) annual cash incentive awards, and (3) equity-based incentive awards.

Base Salaries

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full time business attention to our Company.

How base salaries are determined. When we set the base salaries for the NEOs, we consider a number of factors, including:

•	level of experience and responsibility;
•	ability to contribute to meeting annual operating objectives;
•	level of pay required to retain the executive’s services in light of market conditions;
•	average base salary of comparable executives in our Peer Group; and
•	market changes and the economic and business conditions affecting Lennar at the time of the evaluation.

When setting base salaries, the Compensation Committee does not assign a specific weight to any individual factor, or consider any policy as to how base salary should compare to that of similar employees of our Peer Group.

Due to unfavorable economic conditions with regard to homebuilding in recent years, except for the base salaries of our President and our General Counsel, the base salaries of our NEO’s have remained unchanged since 2007. The base salary of our CEO has remained unchanged since 2003.

2013 Base Salary Decisions. We increased the base salary of Mr. Sustana by 11% to bring his base salary more in line with comparable market compensation. We did not increase the base salaries of our other NEO’s in fiscal 2013.

Annual Cash Incentive Compensation

Why we pay annual cash incentive compensation. The Compensation Committee believes that annual cash incentive compensation encourages executive officers to focus on the Company’s annual profitability. Our annual cash incentive awards are made under our 2012 Incentive Compensation Plan.

How Annual Incentive Compensation is determined.

CEO, President and COO. The cash bonus for our CEO, President and COO is based on a percentage of our pretax income, which is earnings before income taxes adjusted to eliminate the following non-recurring items: loss attributable to noncontrolling interests, loss on retirement of debt and valuation adjustments and write-offs relating to the Company’s operations (“Pretax Income”). The cash bonus for our CEO, President and COO is not capped. We believe that our executives’ pay should be linked to the performance of Lennar and that linking the annual cash bonus to Pretax Income achieves this goal. As a result, there are some years, such as fiscal 2008 and 2009 during the economic downturn, where these executives did not receive a cash bonus, and other years, such as more recent years when Lennar has returned to profitability, where the executives have received significant cash bonuses.

In January 2013, the Compensation Committee decided that Messrs. Miller, Beckwitt and Jaffe would be eligible to receive a cash bonus with regard to fiscal 2013 equal to 2.0%, 1.5% and 1.5%, respectively, of our Pretax Income, which may be adjusted downward in the sole discretion of the Compensation Committee. As a result of the significant increase in the Pretax Income of Lennar for fiscal 2013, and in order to provide a significant equity component of compensation while keeping compensation within total compensation objectives, upon the recommendation of Messrs. Miller, Beckwitt and Jaffe, in conjunction with the July 2013 equity grant the Compensation Committee used its discretion to adjust downward to 1.25%, 1.15% and 1.15% of our Pretax Income the amount of cash bonus that Messrs. Miller, Beckwitt and Jaffe, respectively, would receive with regard to fiscal 2013.

CFO and General Counsel. Mr. Gross and Mr. Sustana had the opportunity to earn a target award of 150% and 100% of base salary, respectively, based on the performance criteria set forth in the tables below, and to receive a cash bonus of between 0% and 150% of the target award based on our actual Pretax Income as compared to our forecasted Pretax Income of $409.7 million for fiscal 2013 (“Business Plan”). For example, if we achieved 50% of our Business Plan, the bonus would be 50% of the target award that was earned, and if we achieved 150% of our Business Plan, the bonus would be 150% of the target bonus that was earned.

The formula for determining each of Mr. Gross’ and Mr. Sustana’s target award based on performance is set forth in the tables below:

Mr. Gross – Performance Criteria	Portion of 100% Target Award	Performance Levels/Target Bonus Opportunity
		Threshold	% of Target
Individual performance (1)	60%	Good Very Good Excellent	20% 40% 60%
Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation	40%	Good Very Good Excellent	10% 25% 40%
Lennar Financial Services Segment Pretax Income (2)	50%	<$47 million >$47 million >$62 million >$77 million >$85 million	0% 20% 30% 40% 50%
Target Award	150%

(1)	Individual performance is a subjective evaluation made on the basis of an annual performance appraisal review.
(2)	Pretax Income is a quantitative performance criterion and is reported (subject to certain adjustments) in our consolidated financial statements in our Form 10-K for the year ended November 30, 2013.

Mr. Sustana – Performance Criteria	Portion of 100% Target Award	Performance Levels/Target Bonus Opportunity
		Threshold	% of Target
Individual performance (1)	60%	Good Very Good Excellent	20% 40% 60%
Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation	40%	Good Very Good Excellent	10% 25% 40%
Target Award	100%

(1)	Individual performance is a subjective evaluation made on the basis of an annual performance appraisal review.

2013 Annual Incentive Compensation Decisions.

CEO, President and COO. Based on our Pretax Income of $665.1 million, Messrs. Miller, Beckwitt and Jaffe received cash bonus payments of $8,314,050, $7,648,926 and $7,648,926, respectively.

CFO and General Counsel. Based on a review of the target award performance criteria, the Compensation Committee determined that Mr. Gross and Mr. Sustana were entitled to the maximum percentages of their respective target awards. With respect to Mr. Gross, in determining the subjective score earned for individual performance, the following were highlighted: overall contribution to strong external audit results and to the Company’s solid performance during fiscal 2013. In determining the subjective score earned for Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation the following were highlighted: overall contribution to strong internal control environment resulting in positive internal audit results, leadership in response to governance challenges during the year and overall contribution to continuing development of corporate governance programs and policies. The Lennar Financial Services Segment Pretax Income for fiscal 2013 was $85.8 million. No specific weight was given to any particular factor in the subjective evaluations and no one factor was material.

With respect to Mr. Sustana, in determining the subjective score earned for individual performance, the following were highlighted: successful resolution of litigation matters, strong level of support provided to business units, overall contribution to the Company’s solid performance during fiscal 2013 and successful recovery of insurance claims. In determining the subjective score earned for Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation the following were highlighted: overall contribution to control environment resulting in positive internal audit results, leadership in response to legal and governance challenges during the year and overall contribution to continuing development of corporate governance programs and policies. No specific weight was given to any particular factor in the subjective evaluations and no one factor was material.

In addition, because we exceeded our Business Plan by more than 150%, Mr. Gross and Mr. Sustana were entitled to cash bonuses of 150% of their respective target awards. However, with respect to Mr. Gross, the Compensation Committee used its discretion to adjust downward the cash bonus that Mr. Gross received with regard to fiscal 2013 from $1,462,500 to $1,350,500 in order to achieve total compensation objectives. Accordingly, Mr. Gross and Mr. Sustana received cash bonus payments of $1,350,500 and $600,000, respectively.

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee’s philosophy is that a significant component of an executive’s compensation should be long-term incentive compensation in the form of restricted stock so as to align the financial interests of our executives with those of our stockholders. Since 2009, we have provided long-term incentive awards solely in the form of restricted stock, both performance-based and service-based. The Compensation Committee believes that giving equity incentives to our senior executives in the form of restricted stock also:

•	motivates our management to maximize our long term, as well as our short term, performance;
•	helps us attract and motivate highly qualified and experienced executives; and
•	helps retain key personnel as a result of deferred vesting.

How equity–based compensation is determined. Annually, the Compensation Committee evaluates the appropriate form of equity-based compensation that Lennar will grant as part of its long term incentive compensation and approves the dollar value of long-term equity awards that will be granted to each NEO.

During 2012, our Compensation Committee reviewed the effect our three year restricted stock grant program, which expired in 2012, had on our retention of our senior executives. The Committee decided that the program had provided, and continued to provide, a strong retention incentive for senior management and that, because of the “stacking” effect, a program of annual grants provides better employee retention benefits than a one-time grant. The Compensation Committee also reviewed an analysis of (1) the benefits of making restricted stock awards in July, rather than waiting until after our fiscal year expires at the end of November, and (2) whether restricted stock awards should be limited to our senior management, or whether we should make restricted stock awards to a wider group of key employees. It decided to make restricted stock awards in July rather than at the end of our fiscal year for the reasons, among others, that (i) no equity awards had been made to key employees other than our senior management since grants of options in 2008, which became fully vested during July 2012 and expired in July 2013; so unless equity incentive awards were made to key associates below the senior management level, many of them soon would have no equity incentives, and (ii) if restricted stock vests in July, vesting will occur at a time when associates can sell shares in order to obtain funds with which to pay taxes, instead of at a time when they would be prohibited by our policy from selling shares until after we announce our year-end earnings. The Compensation Committee approved restricted stock grants for senior management, Division Presidents, key Regional managers and other key associates. One-third of the restricted stock awarded to an associate would vest on each of the first three anniversaries of the date of grant and unvested shares would, under most circumstances, be forfeited if the associate terminated his or her employment with us. In 2013, the Compensation Committee decided to continue making grants of restricted stock, and, with the approval of the Compensation Committee, in July 2013 the Company awarded grants of restricted stock to senior management (currently 21 persons), and to our Division Presidents, our key Regional managers and other key associates (currently 120 persons). One-third of the restricted stock awarded to an associate in July 2013 will vest on each of the first three anniversaries of the date of grant and unvested shares will, under most circumstances, be forfeited if the associate terminates his or her employment with us.

The number of shares of restricted stock to be awarded to members of our senior management was based upon recommendations by our CEO and other members of our senior management, followed by a review by our Compensation Committee of the total compensation our senior management had received over the last five years, a comparison of their 2012 compensation with that of similarly positioned executives at the Peer Companies, a review of total potential compensation for fiscal 2013, as well as consideration of each executive’s responsibilities and expected contributions to our company. When considering the number of shares to award, the Compensation Committee did not assign a specific weight to any individual factor, or consider any policy as to how the compensation should compare to that of similar employees of our Peer Group.

2013 Equity Based Compensation Decisions. In July 2013, the Compensation Committee approved the following awards of restricted Class A common stock for our NEOs under the 2007 Equity Incentive Plan:

Officer	Restricted Stock Value ($)	Restricted Stock (#)
Stuart A. Miller	4,266,000	120,000
Rick Beckwitt	3,555,000	100,000
Jonathan M. Jaffe	2,026,350	57,000
Bruce E. Gross	1,130,877	32,320
Mark Sustana	551,792	15,770

CEO, President and COO. The equity awards granted to Messrs. Miller, Beckwitt and Jaffe in July 2013 were performance shares which would be earned if Lennar achieved any three of the five performance goals set forth below for the last six months of fiscal 2013. If at least three of the five performance goals were achieved, the performance goals would be fully satisfied and the performance shares earned. The shares of restricted stock would then vest in equal installments on each of the first three anniversaries of July 2, 2013. The Compensation Committee awarded performance shares to these executive officers because the Committee believes that their responsibility for growing our business translates into earning their equity award only if the Company accomplishes financial and operational metrics which we believe contribute to long-term growth.

The Compensation Committee set the 2013 corporate financial and operational performance goals above our 2012 results, except for homebuilding debt-to capital ratio. In January 2014, the Compensation Committee determined that each of the performance goals had been achieved.

Performance Measure	Six months ended November 30, 2012 Results	Six months ended November 30, 2013 Performance Goals	Six months ended November 30, 2013 Results
Revenues	$2.45 Billion	$3.25 billion	$3.52 billion
Homes Sold	8,098	10,000	10,640
Gross Margin	23.3%	24.25%	25.9%
Active Community Count	457	520	537
Homebuilding Debt-to Capital Ratio as of the last quarter of fiscal 2013	54.0%	Less than 58.0%	50.2%

CFO and General Counsel. The equity awards granted to Mr. Gross and Mr. Sustana in July 2013 were service-based restricted stock, which will vest in equal installments on each of the first three anniversaries of July 2, 2013. The Compensation Committee awarded service-based restricted stock to these executive officers because the Committee believes that their responsibility for the establishment and maintenance of strong internal controls and corporate and regulatory compliance translates into the stability of service based vesting.

Other Benefits

Our NEOs are eligible to receive a 50% match on their 401(k) contributions up to $7,650 and participate in our active employee flexible benefits plans, which benefits are generally available to all full-time employees. Under the flexible benefits plans, all employees are entitled to medical, vision, dental, life insurance and long-term disability coverage. We also provide certain of our executive officers with a car allowance which varies based on level, term life insurance and long-term disability insurance. The Compensation Committee believes that Lennar’s commitment to provide these employee benefits recognizes that the health and well-being of its NEOs contributes directly to a productive and successful work life that enhances results for Lennar and its stockholders.

Change of Control Benefits

Our equity plan provides for accelerated vesting of outstanding equity awards in connection with a change of control and, for grants after November 30, 2011, a change of control together with certain termination events (i.e., a “double trigger”). A summary of potential payments relating to a change of control can be found under the heading “Potential Payments Upon Termination or Change-in-Control” on page 35.

Other Compensation Practices

Executive and Director Stock Ownership Guidelines.  Our Board has adopted Stock Ownership Guidelines establishing minimum equity ownership requirements for our executive officers and each member of our Board. The purposes of the guidelines are to align the interests of those executives and directors with the interests of stockholders and further promote our commitment to sound corporate governance. Under those guidelines, a person is expected to own, by a date not later than five years after the person is elected as a director or is appointed to his or her position as an executive officer, shares of our common stock with a value on that date equal to a multiple of the person’s annual directors fee or annual base salary.

Position	Base Salary/Fee Multiple Requirement
Director	5x
Chief Executive Officer	6x
President	5x
Chief Operating Officer	5x
Chief Financial Officer	3x
Treasurer	2x
General Counsel/ Secretary	2x
Controller	2x

Until the required stock ownership level is achieved, a person is required to retain at least 50% of the restricted shares that become vested and the shares the person acquires through exercise of stock options, other than shares used to pay taxes resulting from the vesting or exercise. If the required level is not achieved within five years after a person is elected as a Director or appointed to his or her position as an executive officer, until the required level is achieved, the person will be required to retain 100% of the restricted shares that become vested and the shares the person acquires through exercise of stock options, other than shares used to pay taxes resulting from the vesting or exercise.

As of January 31, 2014, all of our named executive officers had stock ownership levels well above their respective ownership requirements, as indicated in the table below. Stock ownership includes Class A common stock and Class B common stock beneficially owned by the officer.

NEO	Base Salary/Fee Multiple Requirement	Actual Base Salary Fee Multiple as of January 31, 2014(1)
Stuart A. Miller	6x	683x
Rick Beckwitt	5x	33x
Jonathan M. Jaffe	5x	48x
Bruce E. Gross	3x	28x
Mark Sustana	2x	10x

(1)	The fair market value of Lennar equity holdings for each participant is based on the average of the stock prices on the last day of each month for the trailing twelve months.

Non-Solicitation Agreement. In connection with receiving the annual cash bonus, each of our NEO’s signed an agreement that for 12 months following termination of his employment with Lennar, he will not offer employment to any of our associates or anybody who had been an associate during the preceding 3 months, and will not encourage any of our associates to terminate his or her employment with us.

Compliance with Internal Revenue Code Section 162(m). When reviewing and setting compensation awards for our executives, one of the things we consider is the potential effect of Section 162(m) of the Internal Revenue Code on the tax deductibility of their compensation. Section 162(m) generally does not allow a publicly-held company to deduct compensation over $1 million paid for any fiscal year to any of the executive officers required to be named in the company’s annual proxy statement, except for the chief financial officer. However, Section 162(m) allows deduction of qualified performance-based compensation if certain requirements are met. We generally have structured awards to our executive officers in ways that are intended to qualify for the performance-based compensation exemption under Section 162(m). However, we can exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m) in order to meet corporate objectives or to adapt to changing circumstances.

Both our 2007 Equity Incentive Plan and our 2012 Incentive Compensation Plan include lists of possible criteria that may be used as the basis for performance requirements with regard to compensation awards. The cash bonuses we have awarded to our executive officers during the last several years all have been subject to achievement of performance goals and the awards of restricted stock to Messrs. Miller, Beckwitt and Jaffe, each of whom is one of the executive officers required to be named in this proxy statement, have been subject to achievement of performance goals.

2014 Compensation Program

In January 2014, the Compensation Committee decided that Messrs. Miller, Beckwitt and Jaffe would be eligible to receive cash bonuses with regard to fiscal 2014 equal to 1.25%, 1.15% and 1.15%, respectively, of our Pretax Income. In addition, in January 2014, the Compensation Committee decided that Mr. Gross and Mr. Sustana would each have the opportunity to earn a target award of up to 100% of base salary based on the performance criteria set forth in the tables below, and to receive a cash bonus of between 0% and 150% of the target award based on our forecasted Pretax Income of for fiscal 2014 as compared to our actual Pretax Income for fiscal 2014. In addition, Mr. Gross is eligible to receive a sum equal to 1.00% of Lennar Financial Services Pretax Income. Any cash bonus awarded to the NEOs may be adjusted downward in the sole discretion of the Compensation Committee.

Mr. Gross – Performance Criteria	Portion of 100% Target Award	Performance Levels/Target Bonus Opportunity
		Threshold	% of Target
Individual performance (1)	60%	Good Very Good Excellent	20% 40% 60%
Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation (2)	40%	Good Very Good Excellent	10% 25% 40%
Target Award	100%

(1)	Individual performance is a subjective evaluation made on the basis of an annual performance appraisal review.
(2)	Determined by the Nominating and Corporate Governance Committee.

Mr. Sustana – Performance Criteria	Portion of 100% Target Award	Performance Levels/Target Bonus Opportunity
		Threshold	% of Target
Individual performance (1)	60%	Good Very Good Excellent	20% 40% 60%
Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation (2)	40%	Good Very Good Excellent	10% 25% 40%
Target Award	100%

(1)	Individual performance is a subjective evaluation made on the basis of an annual performance appraisal review.
(2)	Determined by the Nominating and Corporate Governance Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Steven L. Gerard, Chairperson

Theron I. Gilliam

Sherrill W. Hudson

R. Kirk Landon

Teri P. McClure

February 19, 2014

IV.	EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table presents certain summary information for the fiscal years ended November 30, 2013, 2012 and 2011 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers for the fiscal year ended November 30, 2013. We refer to these officers collectively as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stuart A. Miller	2013	1,000,000	4,266,000	8,314,050	128,660	13,708,710
Chief Executive Officer	2012	1,000,000	6,220,000	5,584,190	154,121	12,958,311
	2011	1,000,000	9,205,000	1,552,580	108,230	11,865,810

Rick Beckwitt	2013	800,000	3,555,000	7,648,926	107,860	12,111,786
President	2012	800,000	5,442,500	5,025,771	101,567	11,369,838
	2011	800,000	4,602,500	776,290	83,230	6,262,020

Jonathan M. Jaffe	2013	800,000	2,026,350	7,648,926	86,060	10,561,336
Vice President and	2012	800,000	3,887,500	5,025,771	104,121	9,817,392
Chief Operating Officer	2011	800,000	4,602,500	776,290	83,230	6,262,020

Bruce E. Gross	2013	650,000	1,130,877	1,350,500	33,260	3,164,637
Vice President and	2012	650,000	1,166,250	780,000	37,521	2,633,771
Chief Financial Officer	2011	650,000	1,380,750	530,197	32,830	2,593,777

Mark Sustana	2013	400,000	551,792	600,000	15,160	1,566,952
Secretary and	2012	360,000	466,500	302,400	16,859	1,145,759
General Counsel	2011	352,846	552,300	205,553	16,335	1,127,034

(1)	The amounts in these columns do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 14 to our financial statements for the year ended November 30, 2013, which are included in our Annual Report on Form 10-K for the year ended November 30, 2013 filed with the SEC. Stock awards granted in 2013 to Mr. Miller, Mr. Jaffe and Mr. Beckwitt are performance shares, which were earned upon achievement of financial and operational metrics.

(2)	The amounts reported in this column reflect compensation earned for fiscal 2013, 2012 and 2011 performance under our incentive compensation program. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they were earned after finalization of our audited financial statements.

(3)	All other compensation consists of dividends on restricted stock awards that were not factored in calculating the grant date fair value of the awards, car allowances provided or car lease payments made by us on behalf of certain executives, matching payments by us under the 401(k) Plan, term life insurance premiums paid by us and long-term disability insurance premiums paid by us as follows:

Name	Year	Dividends($)	Car Allowance /Lease Payments($)	Personal Use of Aircraft($)*	401K Match($)	Term Life Insurance($)	Long-Term Disability Insurance($)	Total All Other Compensation ($)
Stuart A. Miller	2013	91,500	-	28,900	7,650	297	313	128,660
Rick Beckwitt	2013	57,300	20,000	22,300	7,650	297	313	107,860
Jonathan M. Jaffe	2013	48,900	20,000	8,900	7,650	297	313	86,060
Bruce E. Gross	2013	16,600	8,400	-	7,650	297	313	33,260
Mark Sustana	2013	6,900	-	-	7,650	297	313	15,160

*	Represents the value of personal usage of aircraft leased by the Company.

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in fiscal 2013. The cash and restricted stock awards were granted under Lennar’s 2012 Incentive Compensation Plan and 2007 Equity Plan, respectively, which are discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.”

Name	Type of Award	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards Target (#)(3)		All other stock awards: Number of Shares of Stock (#)		Grant date fair value of stock awards ($)(4)
				Target($)(1)		Maximum($)
Stuart A. Miller	AIC	-	-	8,314,050	(1)		(1)					—

	PS	7/15/13	7/15/13					120,000	(5)	-		4,266,000

Rick Beckwitt	AIC	-	-	7,648,926	(1)		(1)					—

	PS	7/15/13	7/15/13					100,000	(5)	-		3,555,000

Jonathan M. Jaffe	AIC	-	-	7,648,926	(1)		(1)					—

	PS	7/15/13	7/15/13					57,000	(5)	-		2,026,350

Bruce E. Gross	AIC	-	-	975,000	(2)	1,462,500	(2)					—

	RS	7/02/13	6/24/13					-		32,320	(6)	1,130,877

Mark Sustana	AIC	-	-	400,000	(2)	600,000	(2)					—

	RS	7/02/13	6/24/13					-		15,770	(6)	551,792

AIC – Annual Incentive Compensation

PS – Performance Shares, shares of restricted stock earned based on achievement of company-wide operational and financial performance goals

RS – Service-Based Restricted Shares

(1)	Amounts in the Target column reflect the actual amount of annual cash incentive compensation paid based on Lennar’s fiscal 2013 Pretax Income. The actual amounts, which were paid in the first quarter of fiscal 2014, are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold and no maximum. Pursuant to the terms of their award agreements, each of Mr. Miller, Mr. Beckwitt and Mr. Jaffe could receive up to 2.0%, 1.5% and 1.5%, respectively, of Pretax Income. The Compensation Committee used its discretion to adjust downward to 1.25%, 1.15% and 1.15% of our Pretax Income the amount of cash bonuses that Messrs. Miller, Beckwitt and Jaffe, respectively, could receive with regard to fiscal 2013.

(2)	Mr. Gross and Mr. Sustana had the opportunity to earn a target award of 150% and 100% of base salary, respectively, based on the achievement of personal and company-wide performance and to receive a maximum cash bonus of between 0% and 150% of the target award based on the extent to which we achieved or exceeded our forecasted Pretax Income. The Compensation Committee used its discretion to adjust downward the amount that Mr. Gross received with regard to fiscal 2013. The actual amounts paid to Mr. Gross and Mr. Sustana in the first quarter of fiscal 2014 with regard to fiscal 2013 were $1,350,500 and $600,000, respectively, and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold.

(3)	No threshold or maximum amounts were established for the equity incentive awards for Messrs. Miller, Beckwitt or Jaffe. Please see the discussion “Compensation Discussion and Analysis – Equity Based Incentive Awards” for a description of the performance goals that were required to be met for the performance shares to be earned.

(4)	The grant date fair value of the restricted stock awards was calculated in accordance with FASB ASC Topic 718, assuming the maximum and based on the closing price of our Class A common stock on the date of grant, which was $34.99 on July 2, 2013 and $35.55 on July 15, 2013.

(5)	The performance shares would be earned if the Company achieved three of the five performance goals in the last six months of 2013. In January 2014, the Compensation Committee determined that all these goals were achieved and the performance shares earned. Once earned, the shares will vest in three equal annual installments, beginning on July 2, 2014. The named executive officer is entitled to the dividends on, and can vote, the unvested shares.

(6)	The shares of restricted stock granted to the named executive officer will vest in three equal annual installments, beginning on July 2, 2014. The named executive officer is entitled to the dividends on, and can vote, the unvested shares.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning shares of restricted Class A common stock for each named executive officer outstanding as of the end of the fiscal year ended November 30, 2013. Each grant of restricted stock is shown separately for each named executive officer.

Name	Stock Award Grant Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(4)
Stuart A. Miller	11/30/2011	125,000	(1)	4,470,000
	7/2/2012	133,334	(2)	4,768,024
	7/15/2013	120,000	(3)	4,291,200

		378,334		13,529,224

Rick Beckwitt	11/30/2011	62,500	(1)	2,235,000
	7/2/2012	116,667	(2)	4,172,012
	7/15/2013	100,000	(3)	3,576,000

		279,167		9,983,012

Jonathan M. Jaffe	11/30/2011	62,500	(1)	2,235,000
	7/2/2012	83,334	(2)	2,980,024
	7/15/2013	57,000	(3)	2,038,320

		202,834		7,253,344

Bruce E. Gross	11/30/2011	18,750	(1)	670,500
	7/2/2012	25,000	(2)	894,000
	7/2/2013	32,320	(3)	1,155,763

		76,070		2,720,263

Mark Sustana	11/30/2011	7,500	(1)	268,200
	7/2/2012	10,000	(2)	357,600
	7/2/2013	15,770	(3)	563,935

		33,270		1,189,735

(1)	The restricted stock will vest on November 30, 2014.

(2)	The restricted stock will vest in two equal installments on each of July 2, 2014 and July 2, 2015.

(3)	The restricted stock will vest in three equal installments on each of July 2, 2014, July 2, 2015 and July 2, 2016.

(4)	The market value of the restricted stock is calculated by multiplying the closing price of Lennar’s Class A common stock on November 29, 2013 ($35.76) by the number of shares of restricted stock.

Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options for Class A common stock and vesting of restricted Class A common stock and the value realized on exercise of such stock options and vesting of restricted stock on an aggregated basis during the fiscal year ended November 30, 2013 for each of the named executive officers.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Stuart A. Miller	-		-		316,666	11,272,643
Rick Beckwitt	144,187	(3)	4,045,990	(3)	183,333	6,511,072
Jonathan M. Jaffe	150,000	(4)	3,171,000	(4)	166,666	5,927,893
Bruce E. Gross	-		-		50,000	1,778,375
Mark Sustana	-		-		20,000	711,350

(1)	Of these amounts, shares were withheld to cover tax withholding obligations as follows: Mr. Miller, 132,843 shares; Mr. Beckwitt, 76,909 shares; Mr. Jaffe, 82,899 shares; Mr. Gross, 16,920 shares; and Mr. Sustana, 5,472 shares.

(2)	Calculated based on the closing market price of Lennar’s Class A common stock on the vesting dates: $34.99 on July 2, 2013 and $35.76 on November 29, 2013 (the trading date prior to the vesting date, since November 30, 2013 was not a business day).

(3)	Mr. Beckwitt exercised the options and sold all of the shares referenced above acquired upon exercise of the options. The value realized on exercise is calculated by multiplying the number of shares acquired upon exercise times the difference between the market price at which the shares of Class A common stock were sold and the per share exercise price of the options.

(4)	Mr. Jaffe exercised the options and (i) sold 108,089 of the shares acquired upon exercise of the options and (ii) held 41,911 of the shares acquired upon exercise of the options. The value realized on exercise is calculated by multiplying the number of shares acquired upon exercise times the difference between the market price at which the 108,089 shares of Class A common stock were sold and the per share exercise price of the options.

Potential Payments Upon Termination or Change-in-Control

Our executive officers do not have employment agreements. Consequently the only payments and benefits that our officers would receive upon a change in control would be the benefit resulting from the acceleration of their unvested restricted stock.

Pursuant to the 2007 Equity Plan, unvested restricted stock that was granted on or before November 30, 2011 will vest immediately upon a Change in Control. In addition, unvested restricted stock granted after November 30, 2011 will vest if and when there is a Change in Control and, within twenty-four months after the Change in Control, (i) Lennar terminates the employment of the executive without Cause, or (y) the executive terminates his employment by Lennar for Good Reason. The value of this acceleration as of November 30, 2013 is set forth in the table below.

Name	Payments Upon a Change in Control ($)(1)	Payments Upon Termination for “Good Reason” or “without Cause” within 24 months after a Change in Control ($)(1)
Stuart A. Miller	4,470,000	13,529,224
Rick Beckwitt	2,235,000	9,983,012
Jonathan M. Jaffe	2,235,000	7,253,344
Bruce E. Gross	670,500	2,720,263
Mark Sustana	268,200	1,189,735

(1)	The value of the accelerated restricted stock is calculated by multiplying the closing price of Lennar’s Class A common stock on November 29, 2013 ($35.76) by the number of shares of unvested restricted stock as of November 30, 2013.

The definitions of “Change in Control,” “Cause” and “Good Reason” pursuant to the 2007 Equity Plan are below:

“Change in Control” means (i) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons (as that term is defined for purposes of Section 13(d) of the Exchange Act) (a “Group”), other than a transaction with a majority owned subsidiary of ours or a transaction in which the common stock that is outstanding immediately before the transaction constitutes, or entitles the holders to receive, a majority of the shares of the purchaser that are outstanding immediately after the transaction, (ii) the approval by the holders of our capital stock of any plan or proposal for the liquidation or dissolution of the Company; (iii) the acquisition by any person or Group (other than one or more of the wife, the children or the grandchildren of the late Leonard Miller, or trusts or entities of which they own a majority of the beneficial interests) of beneficial ownership (determined as provided in the rules under Section 13 of the Exchange Act) of more than 50% in voting power of the outstanding common stock; (iv) a majority of the members of our Board of Directors being persons who were not directors on the effective date of the 2007 Equity Plan and whose election was not approved by a vote of at least a majority of the members of the Board of Directors who either were members of the Board of Directors on the effective date of the 2007 Equity Plan or whose election, or nomination for election, to the Board of Directors was approved by such a majority.

“Cause” means, unless otherwise provided in the associate’s award agreement or an employment agreement, if any: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or our written policies and practices; (iii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving us; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the associate’s employment agreement (if any) with us; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the associate; (vii) any illegal act detrimental to us; (viii) repeated failure to devote substantially all of the associate’s business time and efforts to us if required by the terms of the associate’s employment; or (ix) violation of any of our rules or policies that states that violations may result in termination of employment.

“Good Reason” means a reduction in the associate’s base salary (other than a reduction of not greater than 10% that applies to all executives of a comparable level), a reduction in the associate’s target cash annual incentive opportunity, or a material reduction in the aggregate value of the associate’s benefits under the employee benefit plans, programs and policies in which the associate participates; a material diminution in the associate’s reporting relationship, title or responsibilities, or a requirement by us to which the associate does not consent that the associate move the principal place of business at or from which the associate works by more than 50 miles, if such relocation results in an increase in the associate’s daily commute by more than 10 miles each way.

V.	PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed D&T to continue to serve as our independent registered public accounting firm for the fiscal year ending November 30, 2014 and the Board has directed that management submit the selection of D&T as Lennar’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. D&T has been Lennar’s independent public accounting firm since fiscal 1994.

Neither Lennar’s By-Laws nor any other governing documents or law require stockholder ratification of the selection of Lennar’s independent registered public accounting firm. However, the Board is submitting the selection of D&T to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Lennar and its stockholders.

We expect a representative of D&T to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Fees Paid to D&T

The fees billed by D&T, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for various types of professional services and related expenses during the years ended November 30, 2013 and 2012 were as follows:

	Years ended November 30,
Services Provided	2013	2012

Audit Fees (1)	$3,285,000	$3,037,000
Audit-Related Fees(2)	1,282,000	344,000
Tax Fees(3)	184,000	237,000

Total	$4,751,000	$3,618,000

(1)	These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K), and (ii) reviews of our quarterly financial statements (Forms 10-Q).

(2)	These professional services included fees associated with (i) assistance in undertaking and applying financial accounting and reporting standards, (ii) accounting assistance with regard to proposed transactions, (iii) consents to our registration statements filed, (iv) the preparation and review of documents relating to our debt offerings for Lennar Homebuilding and the Rialto Investments segment, including the preparation of comfort letters and (v) professional services related to the audit of Rialto Holdings, LLC. With respect to the fiscal year ended November 30, 2012, amounts related to (iii) and (iv) of the foregoing sentence were previously included in Audit Fees.

(3)	These professional services include fees associated with tax planning, tax compliance services and tax return preparation.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company. Under the policy, the Audit Committee pre-approves all services obtained from our independent auditor by category of service, including a review of specific services to be performed and the potential impact of such services on auditor independence. To facilitate the process, the policy delegates authority to one or more of the Audit Committee’s members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by D&T during fiscal year 2013.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of D&T as our independent registered public accounting firm for the 2014 fiscal year.

Audit Committee Report

Management has the primary responsibility for producing the Company’s financial statements and for implementing the Company’s financial reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended November 30, 2013 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

During the course of fiscal 2013, management undertook the testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended November 30, 2013 that has been filed with the SEC, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of: (i) the consolidated financial statements and schedule thereto and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2014.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No. 16, Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence,” and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the providing of audit-related and other non-audit services by Deloitte to the Company is compatible with maintaining the firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of the Company’s financial statements in accordance with the standards of the PCAOB and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Company’s management that the audited financial statements be included in the Annual Report on Form 10-K for the Company’s fiscal year ended November 30, 2013 that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and the Company’s management that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

The Audit Committee

Sherrill W. Hudson, Chairperson

Irving Bolotin

Steven L. Gerard

R. Kirk Landon

February 19, 2014

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report may not be incorporated by reference to this proxy statement.

VI.	PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our stockholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers. We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers as disclosed above in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany those tables. At our 2013 annual meeting, approximately 85% of the votes cast supported the Say on Pay proposal. At the 2014 Annual Meeting, we are asking our stockholders to approve, on an advisory basis, the 2013 compensation of our named executive officers as disclosed in this proxy statement.

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 18 to 36. We believe that the success of our Company is attributable to our talented and committed executives. Therefore, the compensation of our NEOs is designed to enable us to retain, motivate and recruit high-quality executives who can help us achieve our short- and long-term corporate goals and strategies. We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•	With respect to our three named executive officers whose responsibilities are to grow our business, our CEO, President and COO, approximately 93% of their target direct compensation (salary, annual incentive and long-term incentive) was variable and tied directly to the financial performance of the Company.

•	With respect to our other two named executive officers, our CFO and our General Counsel, whose principal responsibilities are the establishment and maintenance of strong internal controls and corporate and regulatory compliance, we base their target award on their individual performance, the performance of the Company in its adherence to corporate governance, policies and procedures, the results of an annual internal audit evaluation and, in the case of our CFO, the pretax income of our Financial Services Segment. Our CFO and General Counsel may receive a cash bonus of between 0% and 150% of their target award based on our actual Pretax Income as compared with our forecasted Pretax Income.

•	For all of our NEO’s, we provide a balance of short-term and long-term compensation; our annual cash incentive bonus rewards the accomplishment of annual goals, while our equity grants vest our executives’ financial interests in the long-term appreciation of our Class A common stock.

In addition, we maintain strong corporate governance practices regarding executive compensation:

•	Our executive officers do not have employment agreements, which gives the Compensation Committee the flexibility to change the components of our executive compensation program based on market and economic conditions.

•	We have adopted stock ownership guidelines that promote continued alignment of our executives’ interests with those of our stockholders and discourage excessive risk taking for short-term gains.

On the basis of the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 18 to 36 of this proxy statement, we are requesting that our stockholders vote on the following resolution:

RESOLVED, that the stockholders of Lennar approve, on an advisory basis, the compensation of Lennar’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosures regarding such compensation, and the accompanying narrative disclosures, set forth in Lennar’s 2014 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

VII.	SECURITY OWNERSHIP

Security Ownership of Officers and Directors

The following table shows beneficial ownership information as of February 14, 2014 for (1) each of our current Directors, (2) each of the “named executive officers” who are listed in the “Summary Compensation Table” and (3) all of our current Directors and executive officers as a group. As of February 14, 2014, we had 173,113,794 shares of Class A common stock and 31,303,195 shares of Class B common stock outstanding.

	Class A Common Stock		Class B Common Stock
Name	Number Of Shares Beneficially Owned (1) (2)	Percent Of Class	Number Of Shares Beneficially Owned (3)	Percent Of Class
Rick Beckwitt	1,003,291	*	-	*
Irving Bolotin	82,997	*	15,288	*
Steven L. Gerard	28,337	*	850	*
Tig Gilliam	15,699	*	-	*
Bruce E. Gross	521,224	*	60,582	*
Sherrill W. Hudson	22,000	*	5,000	*
Jonathan M. Jaffe	944,677	*	37,821	*
R. Kirk Landon	58,300	*	22,380	*
Sidney Lapidus	119,659	*	39,996	*
Teri McClure	5,133	*	-	*
Stuart A. Miller(4).	1,628,014	*	21,408,107	68.4%
Jeffrey Sonnenfeld	24,845	*	-	*
Mark Sustana	143,904	*	-	*
All current directors and executive officers as a group (15 persons)(5)	4,908,138	2.8%	21,597,983	69%

* Less than 1% of outstanding shares.

Except as otherwise indicated, the address of each person named in this table is c/o Lennar Corporation, 700 NW 107th Avenue, Miami, Florida 33172. To the best of our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by them.

(1)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days after February 14, 2014 are deemed outstanding for purposes of determining the total number of outstanding shares for such person but are not deemed outstanding for such purpose for any other stockholders. The table below sets forth the name of each director and the number of shares of Class A common stock issuable pursuant to such director’s exercisable options.

Irving Bolotin	5,000
Steven L. Gerard	5,000
Tig Gilliam	7,500
Sherrill W. Hudson.	5,000
R. Kirk Landon	7,500
Sidney Lapidus	7,500
Teri McClure	2,500
Jeffrey Sonnenfeld	7,500

(2)	Includes shares held through a trust or an ESOP, as follows: Diane Bessette, 6,950 held in trust for minor children; Mr. Beckwitt, 17,382 held in family trusts; Mr. Gross, 1,737 shares held in trust for a child; Mr. Jaffe, 739,255 shares held in a family trust, 2,563 shares held in an ESOP and 25 shares held by a child; Mr. Landon, 10,500 shares held in a trust; and Mr. Miller, 18,622 held in an ESOP. Includes shares pledged as collateral for borrowings through a margin account, as follows: Mr. Beckwitt, 652,894; Mr. Hudson, 5,000; Mr. Jaffe, 604,481; and Mr. Miller, 923,408.

(3)	Includes shares held through a trust or an ESOP, as follows: Ms. Bessette, 6,750 held in trust for minor children; Mr. Gross, 10,000 shares held in trust for a child; Mr. Jaffe, 37,560 shares held in a family trust and 261 shares held in an ESOP, and Mr. Miller, 1,901 held in an ESOP. Includes shares pledged as collateral for borrowings through a margin account, as follows: Mr. Miller, 97,630.

(4)	Mr. Miller has shared voting and investment power with respect to 182,650 shares of Class A common stock reflected in the table. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.

(5)	Includes 207,648 shares of Class A common stock and 6,750 shares of Class B common stock held by Ms. Bessette; and 102,410 shares of Class A common stock and 1,209 shares of Class B common stock held by David Collins.

Each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to ten votes. As of February 14, 2014, Mr. Miller had the power to cast 215,709,084 votes, which is 44.4% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock, and all of our directors and executive officers as a group had the power to cast 221,868,777 votes, which is 45.6% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock.

Security Ownership of Principal Stockholders

The following table shows stock ownership information as of February 14, 2014 with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To the best of our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Title of Class	Amount and Nature of Beneficial Ownership	Percent Of Class(1)
Stuart A. Miller 700 Northwest 107th Avenue Miami, FL 33172	Class B Common Stock	21,408,107(2)	68.4%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	Class A Common Stock	16,140,787(3)	9.3%

BlackRock, Inc 40 East 52nd Street New York, NY 10022	Class A Common Stock	12,752,555(4)	7.4%

Huber Capital Management, LLC 2321 Rosecrans Ave., Ste 3245 El Segundo, CA 90245	Class B Common Stock	2,083,579(5)	6.7%

GAMCO Investors, Inc. One Corporate Center Rye, New York 10580-1435	Class B Common Stock	1,926,902(6)	6.2%

FMR LLC 245 Summer Street Boston, Massachusetts 02210	Class A Common Stock	10,359,192(7)	6.0%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A Common Stock	10,398,410(8)	6.0%

Manulife Financial Corporation 200 Bloor Street East Toronto, Ontario, Canada, M4W 1E5	Class A Common Stock	9,213,544(9)	5.3%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	Class A Common Stock	8,763,528(10)	5.1%

(1)	Percent of Class is determined based on the total issued and outstanding shares of the applicable class on February 14, 2014.

(2)	Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table. Includes 1,901 shares held in an ESOP and 97,630 shares pledged as collateral for borrowings through a margin account.

(3)	Based on Schedule 13G filed on February 14, 2014. The stockholder has shared voting power with respect to 8,246,384 shares and shared dispositive power with respect to 16,140,787 shares.

(4)	Based on Amendment No. 3 to the stockholder’s Schedule 13G filed on February 12, 2013.

(5)	Based Schedule 13G dated February 10, 2014. The stockholder has sole voting power with respect to 1,024,144 shares, shared voting power with respect to 162,440 shares and sole dispositive power with respect to 2,083,579 shares.

(6)	Based on Amendment No. 1 to the stockholder’s Schedule 13D filed on October 15, 2013. (i) The Gabelli Funds, LLC, a wholly owned subsidiary of GAMCO Investors, Inc. (“GBL”), has sole voting and dispositive power with respect to 320,509 shares, (ii) GAMCO Asset Management Inc., a wholly-owned subsidiary of GBL, has sole voting and dispositive power with respect to 1,152,879 shares and 1,294,679 shares, respectively, (iii) Gabelli Securities, Inc., majority-owned subsidiary of GBL, has sole voting and dispositive power with respect to 102,454 shares, (iv) GGCP, Inc., the manager and a member of GGCP Holdings LLC which is the controlling shareholder of GBL, has sole voting and dispositive power with respect to 98,000 shares, (v) GBL has sole voting and dispositive power with respect to 5,760 shares, and (vi) Mario J. Gabelli, the controlling stockholder, Chief Executive Officer and a director of GGCP Inc. and Chairman and Chief Executive Officer of GBL, has sole voting and dispositive power with respect to 105,500 shares.

(7)

Based on Amendment No. 9 to the stockholder’s Schedule 13G filed on January 10, 2014. Of the 10,359,192 shares beneficially owned, FMR LLC has (i) sole voting power with respect to 100,843 shares, and (ii) sole investment power with respect to 10,332,460 shares. Edward C. Johnson 3d, Chairman of FMR LLC, has sole voting power with respect to 10,332,460 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 9,900,021 shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Mr. Johnson and FMR LLC, through control of Fidelity, each has sole dispositive power as to 9,900,021 shares. Mr. Johnson and FMR LLC, through control of Pyramis Global Advisors Trust Company (“PGATC”), each has sole voting power with respect to 26,732 shares owned by the institutional accounts managed by PGATC. Members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(8)	Based on Amendment No. 1 to the stockholder’s Schedule 13G filed on February 12, 2014. The stockholder has sole voting power with respect to 272,223 shares, sole dispositive power with respect to 10,147,987 shares, and shared dispositive power with respect to 250,423 shares.

(9)	Based on stockholder’s Schedule 13G filed on February 13, 2014. Manulife Financial Corporation in the indirect parent of the following wholly owned subsidiaries: (i) Manulife Asset Management (US) LLC, which has sole voting and sole dispositive power with respect to 9,213,544 shares, (ii) Manulife Asset Management (North America) Limited, which has sole voting and sole dispositive power with respect to 53,243 shares, and (iii) Manulife Asset Management Limited, which has sole voting and sole dispositive power with respect to 174,602 shares.

(10)	Based on stockholder’s Schedule 13G filed on February 3, 2014.

VIII.	OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of our Class A common stock and Class B common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the review of copies of such reports furnished to us and written representations that no other reports were required, we believe that, during the 2013 fiscal year, our executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them, except that (i) due to administrative error, a Form 4 reporting a gift was filed late for Mr. Jaffe, and (ii) Mr. Beckwitt’s Section 16 reports did not accurately report his beneficial ownership of trusts in which he gifted shares for the benefit of his family.

Stockholder Proposals for 2015 Annual Meeting

Stockholder proposals should be sent to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. To be considered for inclusion in Lennar’s proxy statement for the 2015 annual meeting of stockholders, the deadline for submission of stockholder proposals, pursuant to Rule 14a-8 of the Exchange Act, is October 30, 2014. Additionally, pursuant to our By-Laws, Lennar must receive notice of any stockholder proposal to be submitted at the 2015 annual meeting of stockholders, but not required to be included in our proxy statement, no earlier than December 10, 2014 and no later than January 9, 2015. Our By-Laws and our NCG Committee Charter set forth the information that is required in a written notice of a stockholder proposal.

List of Stockholders Entitled to Vote at the Annual Meeting

The names of stockholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with Lennar’s Board of Directors

Anyone who wishes to communicate with our Board of Directors, a committee of the Board, the independent Directors as a group or any member of the Board, may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. The General Counsel will compile and submit on a periodic basis all stockholder correspondence to the entire Board of Directors, or, if and as designated in a particular communication, to a committee of the Board, the independent Directors as a group or an individual Director, as applicable.

As set forth in our Code of Business Conduct and Ethics, we require our associates to maintain the highest level of integrity in their dealings on behalf of our Company and its subsidiaries. We are dedicated to the utmost ethical standards and through our corporate charters and guidelines, we remain committed and accountable to our stockholders, associates, customers and the communities in which we operate. Concerns or complaints regarding financial, accounting, auditing, code of conduct or related matters can be submitted by stockholders, associates, customers and any other interested persons, and concerns regarding questionable accounting or auditing matters can be submitted by employees, confidentially and anonymously to the Audit Committee of our Board of Directors in the following manner:

By email to:	lennar@tnwinc.com
By telephone to:	1-800-503-1531
By mail addressed to:	The Network
Attention: Lennar Corporation
333 Research Court
Norcross, GA 30092

Also, concerns about our operations, our financial reporting, our business integrity, or any other matter related to our Company, can be submitted by anyone to the non-management directors of our Board of Directors in the following manner:

By email to:	feedback@lennar.com
By telephone to:	1-800-503-1534

All communications will automatically be submitted to our Lead Director, who will distribute such communications as appropriate.

Available Information

We maintain an internet website at www.lennar.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and NCG Committee, together with certain other corporate governance materials, including our Code of Business Conduct and Ethics, can be found in the Investor Relations-Corporate Governance section of our website at www.lennar.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the fiscal 2013 Form 10-K, as amended, as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations-Corporate Governance section of our internet website at www.lennar.com. A request for a copy of such report should be directed to Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations. A copy of any exhibit to the fiscal 2013 Form 10-K, as amended, will be forwarded following receipt of a written request with respect to it addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite stockholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about February 27, 2014. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: 250 Royall Street, Canton, MA 02021, or by telephone: in the U.S., (800) 446-2617; outside the U.S., (781) 575-4706).

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Computershare as indicated above. Beneficial stockholders can request information about householding from their nominees.

LENNAR CORPORATION ATTN: LEGAL DEPARTMENT 700 N.W. 107TH AVENUE MIAMI, FL 33172

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M66840-P46263 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENNAR CORPORATION	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	All	All	Except
1. Election of Directors	☐	☐	☐

Nominees for a one-year term of office expiring at the 2015 Annual Meeting.

01) Irving Bolotin 02) Steven L. Gerard 03) Theron I. “Tig” Gilliam 04) Sherrill W. Hudson 05) R. Kirk Landon	06) Sidney Lapidus 07) Stuart A. Miller 08) Teri P. McClure 09) Jeffrey Sonnenfeld

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain
2 Ratification of the appointment of Deloitte & Touche LLP as Lennar’s independent registered public accounting firm for the fiscal year ending November 30, 2014.			☐	☐	☐
3 Approval, on an advisory basis, of the compensation of Lennar’s named executive officers.			☐	☐	☐
NOTE: Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

For address change/comments, mark here (see reverse for instructions).	☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign your name exactly as it appears above. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M66841-P46263

LENNAR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF LENNAR CORPORATION
ANNUAL MEETING OF STOCKHOLDERS ON APRIL 9, 2014

The undersigned appoint(s) Stuart A. Miller, Bruce E. Gross and Mark Sustana, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A Common Stock (LEN) and Class B Common Stock (LEN-B) of Lennar Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lennar Corporation to be held at 11:00 a.m. Eastern Time on Wednesday, April 9, 2014, at 700 Northwest 107th Avenue, Second Floor, Miami, Florida, 33172 and any adjournment or postponement of that meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTOR NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE